Pleasant Kids

Natural Alkalized pH Mountain Spring Water

BOARD OF DIRECTORS CORPORATE GOVERNANCE PRINCIPLES



Table of Contents

BOARD OF DIRECTORS CORPORATE GOVERNANCE PRINCIPLES

GENERAL

Responsibilities

The business and affairs of the Company are managed by or under the direction of the Board for the benefit of the shareholders. The directors are expected to fulfill their fiduciary and due care duties under Nevada law. Except for matters requiring shareholder action, the Board is the ultimate decision-making body of the Company. One of the Board's most important responsibilities is to elect the Company's Chief Executive Officer ("CEO") and the rest of the executive management team. Directors are expected to attend Board meetings and to review in advance the meeting materials sent to them. Directors are also expected to attend the annual meeting of shareholders. They should actively participate in Board and committee meetings and require full, accurate and honest answers to questions. In accordance with the Company's by-laws, the Board shall determine the allowances for service as a director and the fees for attendance at meetings of the Board of Directors or any committee appointed by the Board. They should act with integrity and demonstrate a commitment to the Company and its strategies, and to building shareholder value. Although the Board should exercise vigorous and diligent oversight over the Company's affairs, it should not perform or duplicate the role of management.

Board Size

The Board shall endeavor to maintain between seven (7) and fourteen (14) members; however, in accordance with this Company's by-laws, the number of members shall never be less than two (2).

Director Elections

Directors shall be elected in accordance with the by-laws of the Company. In the case of any increase in the number of directors, the Board or Directors shall elect the additional director or directors. In the case of any vacancy in the Board of Directors from death, resignation, disqualification or other cause, a successor to hold office for the unexpired portion of the term of the director whose place shall be vacant, and until the election of his or her successor, shall be elected by a majority of the Board of Directors then in office, though less than a quorum.

Limits on Number of Board Memberships

Service on other board of directors often broadens and deepens the knowledge and experience of our directors. In addition, officers of this Company who serve on other boards frequently gain valuable insight and experience, which prove

beneficial to this Company. However, service on too many boards can interfere with an individual's ability to perform his or her responsibilities. Before accepting an additional board position, a director should consider whether the acceptance of a new directorship would compromise the ability to perform present responsibilities. Similarly, it is advisable for a director to consult with the Board of Directors before accepting a new directorship on the board of another corporation. Because time demands from board to board and capacities of individual directors will vary, Pleasant Kids does not endorse a specific limitation on the number of directorships an individual may hold; provided, however, in no event shall any officer of this Company simultaneously serve on the board of directors of more than one other public company.

INDEPENDENCE AND COMMITTEES

Majority of Independent Directors/Definition of Director Independence Categorical Standards

The Board shall have a majority of independent directors. In determining independence, the Board shall affirmatively determine whether directors have no material relationship with the Company. When assessing materiality, the Board shall consider all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board shall further consider whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In addition, the Board will use the following categorical standards to determine director independence: (i) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (ii) not personally receiving, or having an immediate family member receive, any direct compensation from the Company in excess of $100,000 during any twelve-month period within the last three years, other than compensation for board or committee service, pension or other forms of deferred compensation for prior service, or compensation paid to an immediate family member who is a non-executive employee of the Company; (iii) with respect to the Company's external auditor, (a) not being engaged, or having an immediate family member engaged, as a current partner by the Company's external auditor, (b) not being a current employee of the Company's external auditor, (c) not having an immediate family member who is a current employee of the Company's external auditor and who participates in such firm's audit, assurance or tax compliance (but not tax planning) practice, or (d) not being engaged or employed, or having an immediate family member engaged or employed, within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company's audit within that time; (iv) not being employed, or having an immediate family member employed, within the

past three years as an executive officer of another company where now or at any time during the past three years any of the Company's present executive officers serve or served on the other company's compensation committee; (v) not being a current employee, or having an immediate family member who is a current executive officer, of a company that makes or made payments to, or receives or received payments from, the Company, for property or services in an amount which, in any of the three preceding fiscal years, exceeded the greater of $1 million, or 2% of the other company's consolidated gross revenues; and (vi) not being an executive officer of a tax-exempt organization of which the Company has within the three preceding fiscal years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the tax-exempt organization's consolidated gross revenues. When used herein, "immediate family member" includes a person's spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person's home.

Pleasant Kids shall disclose these categorical standards for its independence determinations, or the basis for a Board determination that a relationship is not material, in Pleasant Kids annual proxy statement.

Separation of Chairman and CEO Positions

The Board does not have a policy, one way or the other, on whether or not the role of the Chairman and CEO should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. The Board shall determine this choice on the basis of what is best for the Company at a given point in time.

Lead Director Position

The Chairman of the Board of Directors shall preside at all meetings of the shareholders and of the Board of Directors. In circumstances where the outside directors meet without the Chairman or in circumstances where the Chairman is unavailable, the Chairman of the Corporate Governance and Nominating Committee shall preside at any such meeting, unless the Board determines that another director should lead the discussion due to the particular subject matter being discussed.

NEW DIRECTOR, SELECTION, ORIENTATION, EVALUATION

Process for Director Selection/Director Qualifications

The Board is responsible for recommending director nominees for election by the shareholders and for selecting directors to fill vacancies until voted upon by the shareholders as provided in our by-laws or by applicable law. The Board has

delegated the director screening process to the Corporate Governance and Nominating Committee with input from the Chairman of the Board and the Chief Executive Officer. The Chairman of the Corporate Governance and Nominating Committee and the Chief Executive Officer should work with a third party professional search firm to review director candidates and their credentials. At least one member of the Corporate Governance and Nominating Committee, the Chairman of the Board, and the Chief Executive Officer should meet with the potential director candidate. After the personal meetings, the Corporate Governance and Nominating Committee should make a recommendation to the Board. An invitation to join the Board should be extended in writing by the Chairman of the Board or the Chief Executive Officer on behalf of the Board. The foregoing screening process applies to nominating committee-recommended nominees, as well as nominees recommended by shareholders in accordance with the Company's by-laws or applicable law.

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. Candidates should have the background and experience that demonstrates an understanding of the financial and operational aspects of a large, complex, global company, including the risks associated therewith. Knowledge of the energy industry is a plus. This assessment should include consideration of the following specific criteria: chief executive officer or general manager experience; financial experience; current or prior board appointments; global business experience; international exposure; demonstrated leadership capabilities and able to represent all shareholders and not any special interest group or constituency; and the following general criteria, among others: independence, as defined by applicable law, stock exchange standards and the Company's categorical standards; business or professional experience; integrity and judgment; records of public service; ability to devote sufficient time to the affairs of the Company; and characteristics of the current Board, including diversity, age and skills, such as an understanding of financial statements and financial reporting systems, manufacturing processes, technology and international experience, all in the context of an assessment of the perceived needs of the Board at the time. Candidates should have addressed the following issues generally faced by public companies: strategic direction; corporate organization; asset re-deployment; corporate finance; internal and external forces which affect corporate activities; and corporate governance and ethics. Finally, the candidate should be able to offer critical review and analysis and to deliver his or her opinions in a tone of partnership.

New Directors Receive Formal Orientation

The Company has and shall maintain an orientation program for new directors that include a Director Reference Manual and an orientation review with

members of Pleasant Kids management team. Continuing education programs shall be recommended to the directors, and directors are encouraged to attend these enrichment programs, from time to time.

Performance of the Full Board is Reviewed Regularly

The Board will engage in a self-evaluation annually. This evaluation will be of the Board and its committees as a collective body and not of directors on an individual basis. The purpose of the evaluation will be to determine whether the Board and its committees are functioning effectively. The Corporate Sterling Committee will administer the evaluation process.

PLANNING/OVERSIGHT FUNCTIONS

Board Meets Independent of CEO/Inside Directors

The non-management directors of the Company shall meet at regularly scheduled executive sessions without management. At such meetings, the presiding director shall be determined in accordance with directives set forth in above.

Succession Plan for CEO and Management

Management succession planning is one of the most important roles of the Board. The Board shall be responsible for the selection and discharge of the CEO, as well as policies regarding succession in the event of an emergency or the retirement of the CEO. The Compensation Committee shall periodically review with the Chairman of the Board and the CEO the succession plan relating to positions held by other executive officers of the Company and make recommendations to the Board of Directors with respect to the selection of individuals to occupy these positions.

Directors Have Direct Access to Management

Directors shall have free access to members of management, including but not limited to in-house counsel, members of internal audit, and accounting personnel, as well as to the independent auditors.

Establishment of Effective Communications

The offices of the Chairman and the CEO are responsible for establishing effective communications with the Company's stakeholder groups (i.e., shareholders, customers, employees and others), however, it is the policy of Golden Dragon that management speaks for the Company.

Outside Directors Formally Review CEO Performance

The full Board (outside directors only) shall make this evaluation annually, and it should be communicated to the CEO by the (non-executive) Chairman of the

Board or, in such Chairman's absence, the Chairman of the Compensation Committee, in each year. The evaluation should be based on objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, and other criteria established by the Compensation Committee. With guidance from the Board, the evaluation will be used by the Compensation Committee in the course of its deliberations when considering the compensation of the CEO.

Board Has its Own Outside Advisors
The Board and its committees have the right to communicate directly with the Company's principal external and internal advisors and, when appropriate and upon notice to management, obtain the advice, at the Company's expense, of outside legal counsel, investment bankers, accountants, and other consultants.

COMPENSATION OF DIRECTORS

Directors Paid Partially in Stock
Only non-employee directors shall be compensated for their service as directors. Their compensation is intended to be sufficient to attract the most qualified candidates available. Director compensation is a mix of cash and stock-based compensation. The latter is intended to align the interests of the directors with those of the shareholders. Except for the chairman, directors are paid an annual retainer fee, an annual stock-based fee, and a meeting fee for each Board and committee meeting they attend. In addition, committee chairs are paid an annual retainer fee. The chairman is paid an annual retainer fee and an annual chairman's fee. The stock-based compensation is deferred until the director leaves the Board. Each director is also given the option to defer up to 100% of the annual retainer fee. The Company has no retirement program for directors.

Director compensation is established and reviewed by the Board from time to time. The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board concerning director compensation.

Stock Ownership Requirements for Directors
The Board believes that directors should be shareholders and have a financial stake in the Company. Effective January 1, 2014, stock ownership guidelines for directors have been established at five times the former annual retainer fee of $60,000 to be achieved within five years, with such stock ownership to consist of common stock owned, directly or indirectly, and common stock units owned under the Company's benefit plans.

DIRECTOR RETIREMENT AND RESIGNATION

Mandatory Retirement Age for Directors

Each employee-director shall retire from the Board of Directors at the time of retirement from service as an officer of this Company, except that the CEO shall remain a member of the Board of Directors for such period as may be recommended by this Board, but in no event beyond the date provided in the following sentence. No director shall continue to serve on the Board beyond the last day of the month in which such director attains the age of 72, except that any former CEO of the Company shall not continue to serve on the Board beyond the last day of the month in which the age of 70 is attained.

Term Limits for Directors

Pleasant Kids does not favor the establishment of term limits for directors. Such limits often cause the loss of directors who have gained valuable knowledge concerning the Company and its operations and whose tenure over time has given them an important perspective on long-term strategies and initiatives of the Company.

Directors Required to Submit Resignation Upon Change in Employment and Health Condition

It is the policy of the Board that its non-employee members shall consist of individuals who are (i) actively engaged in their occupations or professions or otherwise regularly involved in the business, professional or academic community, and (ii) normally available for meetings of the Board and its committees. The Corporate Governance and Nominating Committee shall consider these criteria prior to the time at which candidates are normally approved by the Board for nomination for election or reelection as directors by the shareholders. In its review, the Corporate Governance and Nominating Committee should focus particularly on those directors who have undergone or are expected to undergo a significant change in their business or professional careers in order to assure that such directors continue to meet the criteria set forth above. Directors who (i) undergo a significant change in their business or professional careers, or (ii) experience a disabling health condition that affects such director's ability to perform the essential functions and responsibilities as a Board member, should volunteer to resign from the Board.

By: DATE:

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Robert Rico

By:______________________________ DATE:
Haim Yeffet

By:______________________________ DATE:
Calvin Lewis

By:______________________________ DATE:
Franjosé Yglesias-Bertheau

By:______________________________ DATE:
Corporate Attorney